Exhibit 99 II-1(u)

ADDENDUM REGARDING THE
SHAREHOLDERS’AGREEMENT
RELATING TO
ALLOKSYS LIFE SCIENCES b.v.

BETWEEN:

(1)       ALLCHEMIX INVEST B.V., a private company with limited liability under Dutch law (besloten vennootschap met beperkte aansprakelijkheid), having its official seat in Soesterberg (the Netherlands), its registered office at Amersfoortsestraat 65, 3769 AE Soesterberg (the Netherlands) and registered in the Commercial Register under number 32118731 (Allchemix);

(2)       BRANDS BEHEER BUNNIK B.V., a private company with limited liability under Dutch law (besloten vennootschap met beperkte aanspmketijkheid), having its official seat in Bunnik (the Netherlands), its registered office at Gildenring 74, 3981 JG Bunnik (the Netherlands) and registered in the Commercial Register under number 30169938 (Brands);

(3)       WOUTER SEINEN, born in Utrecht (the Netherlands) on June 7th, 1973, residing at 3521 TL Utrecht, Van der Goesstraat 34 (the Netherlands) (Seinen);

(4)       EMMANUËL M.J.E.A. BOES, born in Lanaken (Belgium) on December 15th, 1957, residing at 3620 Lanaken (Belgium), Stationsstraat 85 (Boes);

(5)       AM-PHARMA HOLDING B.V., a private company with limited liability under Dutch law (besloten vennootschap met beperkte aansprakelijkheid), having its official seat in Bimnik (the Netherlands), its registered office at Rumpsterweg 6, 3981 AK Bunnik (the Netherlands) and registered in the Commercial Register under number 34176296 (AM-Pharma);

(6)       AKROS INVESTMENTS B.V., a private company with limited liability under Dutch law (besloten vennootschap met beperkte aansprakelijkheid), having its official seat in Grootschermer (the Netherlands), its registered office at Zuideinde 91, 1843 JM Grootschermer (the Netherlands) registered in the Commercial Register under number ....(Akros);

(7)       ERNST NICO FRANS VAN DUIKEREN, born in Bnssum (The Netherlands) on October 21st, 1951, residing at 6721 LB Bennekom, Hazenhoeve 70 (Van Duikeren);

(8)       ANTONIUS J.M. RUNNEBOOM, born in Breda (the Netherlands) on August 12th, 1944, residing at Azabu-I, Dai-Ichi Mansions #514, 4-2-50 Roppongi, Minato-ku, Tokyo 106-0032 (Japan) (Runneboom);

(9)       THERATASE PLC, a company registered in England under number 2815159, whose registered office is at Trafalger House, 11/12 Waterloo Place, London, SWIY 4AU, UK (Theratase);

(10)     STICHTING ADMINISTRATIEKANTOOR ALLOKSYS, a foundation incorporated under Dutch law (stiching), having its official seat in Bunnik (the Netherlands), its registered office at Gildenring 74, 3981 JG Bunnik (the Netherlands) and registered in the Commercial Register under number 30215868 (the Foundation); and

(11)     ALLOKSYS LIFE SCIENCES B.V., a private company with limited liability under Dutch law (besloten vennootschap met beperkte aansprakelijkheid), having its official seat in Bunnik (the Netherlands), its registered office at Gildenring 74, 3981 JG Bunnik (the Netherlands) and registered in the Commercial Register under number 30205087 (the Company).

the parties under (1) through (11) to this addendum (hereinafter: Agreement) are hereinafter jointly referred to as the Parties and individually also as a Party.

WHEREAS:

(A)      The Parties (1) through (8), (10) and (11) signed the shareholders’ agreement dated November 19, 2006 (hereinafter: Shareholders’ Agreement) by which they have agreed to enter into the Shareholders’ Agreement in order to set forth their respective rights and obligations in connection with Alloksys Life Sciences B.V. This Shareholders’ Agreement will also be signed by Theratase;

(B)      Theratase will not sign the Shareholders’ Agreement until certain changes have been made in areas which affect Theratase;

(C)      The Parties want to overcome this situation by adding an addendum (this Agreement) to the Shareholders’ Agreement;

(D)      This Agreement will be signed by the Parties after which this Agreement will be an inseparable part of the Shareholders’ Agreement.

The definitions agreed upon in the Shareholders’ Agreement will also apply to this addendum, except the definition of the term ‘Agreement’.

IT IS AGREED as follows:

1.         In the list of the Parties in the Shareholders’ Agreement Theratase will be mentioned in the following manner:

(9) Theratase plc, a company registered in England under number 2815159, whose registered office is at Trafalgar House, 11/12 Waterloo Place, London, SW1Y 4AU, UK (Theratase).

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2.         Article 3 of the Shareholders’ Agreement is titled ‘Strategy and Business Plan’. Theratase will be added to the second sentence of Clause 3.3, so this sentence will be as follows:

This Clause is not applicable on AM-Pharma and Theratase.

3.         Article 7 of the Shareholders’ Agreement is titled ‘Transfer of Shares, Drag Along and Tag Along’. Theratase will be added to the last sentence of Clause 7.5, so this sentence will be as follows:

This Clause 7.5 does not apply to AM-Pharma and Theratase.

4.         Article 13 of the mentioned Shareholders’ Agreement is titled ‘Confidentiality’;

4.1       Clause 13.1 will be replaced by a new Clause 13.1 with the following content;

(13.1) Without the prior written approval of the General Meeting, the Parties shall not during this Agreement nor for an indefinite period of time after termination of this Agreement, and shall procure that neither their employees nor their advisers shall during the same period, make any announcement concerning the contends of this Agreement, the Schedules thereto and/or the transactions contemplated by this Agreement, unless required by law or regulatory authority. The approval shall not unreasonably be withheld.

4.2       Clause 13.2 under c will be changed in:

(c) to their professional advisors under conditions of confidentiality; and

5.         Article 14 of the Shareholders’ Agreement is titled ‘Non-Competition’. Clause 14.4 will be changed in:

(14.4) The Clauses 14.1 up to and including 14.3 shall not apply to Theratase and AM-Pharma. Notwithstanding the first sentence of this Clause 14.4, Clause 14.1 (c) does apply to Theratase and AM-Pharma.

6.        The name ‘Biozyme’ in Schedule 3 will be changed in ‘Theratase’.

THUS this Agreement has been executed by the Parties in tenfold on December 22th, 2006.

1. Allchemix Invest B.V.	2. Brands Beheer Bunnik B.V.

By: P.L.A. Hamm	By: R. Brands

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3. W. Seinen	4. E.M.J.E.A. Boes

5. AM-Pharma Holding B.V.	6. Akros Investments B.V.

By: Mr. P. Verwayen	By: J. verheij Beheer B.V.

(A.G. Boller)

/s/ P. Verwayen

7. E.N F. van Duikeren	8. A.J.M. Rumneboom

9. Theratase plc	10. Stichting Administratiekantoor Alloksys

By: Mr John C. Chesham	By: P.L.A. Hamm

(10.)

By: R. Brands

11. Alloksys Life Sciences B.V.

By: R. Brands

4

SHAREHOLDERS’ AGREEMENT
RELATING TO
ALLOKSYS LIFE SCIENCES B.V.

DATED NOVEMBER 15TH, 2006

INVESTORS

and

MANAGER

and

THE FOUNDATION

and

ALLOKSYS LIFE SCIENCES B.V.

Schedules

1.         Corporate structure on Completion Date

2.         Draft deed of transfer of Shares to AM-Pharma Holding B.V.

3.         Schedule of transfer and issuance of Shares and aimed corporate legal structure

4.         Articles of Association of the Company (to be amended)

5.         Draft Deed of Adherence

6.         License agreement between PharmAAware Sepsis B.V. and the Company

THIS AGREEMENT (the Agreement) is made on November 15th, 2006 and replaces the Shareholders’ Agreement relating tot Alloksys Life Sciences B.V. dated March 16th, 2006.

BETWEEN:

(1)       ALLCHEMIX INVEST B.V., a private company with limited liability under Dutch law (besloten vennootschap met beperkte aansprakelijkheid), having its official seat in Soesterberg (the Netherlands), its registered office at Amersfoortsestraat 65, 3769 AE Soesterberg (the Netherlands) and registered in the Commercial Register under number 32118731 (Aikhemix);

(2)       BRANDS BEHEER BUNNIK B.V., a private company with limited liability under Dutch law (besloten vennootschap met beperkte aansprakelijkheid), having its official seat in Bunnik (the Netherlands), its registered office at Gildenring 74, 3981 JG Bunnik (the Netherlands) and registered in the Commercial Register under number 30169938 (Brands);

(3)       WOUTER SEINEN, born in Utrecht (the Netherlands) on June 7th, 1973, residing at 3521 TL Utrecht, Van der Goesstraat 34 (the Netherlands) (Seinen);

(4)       EMMANUEL M.J.E.A. BOES, born in Lanaken (Belgium) on December 15th, 1957, residing at 3620 Lanaken (Belgium), Stationsstraat 85 (Boes);

(5)       AM-PHARMA HOLDING B.V., a private company with limited liability under Dutch law (besloten vennootschap met beperkte aansprakelijkheid), having its official seat in Bunnik (the Netherlands), its registered office at Rumpsterweg 6, 3981 AK Bunnik (the Netherlands) and registered in the Commercial Register under number 34176296 (AM-Pharma);

(6)       AKROS INVESTMENTS B.V., a private company with limited liability under Dutch law (besloten vennootschap met beperkte aansprakelijkheid), having its official seat in Grootschermer (the Netherlands), its registered office at Zuideinde 91, 1843 JM Grootschermer (the Netherlands) still to be registered in the Commercial Register (Akros);

(7)       ERNST NICO FRANS VAN DUIKEREN, born in Bussum (The Netherlands) on October 21st, 1951, residing at 6721 LB Bennekom, Hazenhoeve 70 (Van Duikeren);

(8)       ANTONIUS J.M. RUNNEBOOM, born in Breda (the Netherlands) on August 12th, 1944, residing at Azabu-1, Dai-Ichi Mansions #514, 4-2-50 Roppongi, Minato-ku, Tokyo 106-0032 (Japan) (Runneboom);

(9)       THERATASE PLC, a company under English law, having its official seat in London (United Kingdom), its registered office at SW1Y 4AU London, Trafalgar House, 11/12 Waterloo Place (United Kingdom) and registered in the Commercial Register under number 2815159 (Theratase);

(10)     STICHTING ADMINISTRATIEKANTOOR ALLOKSYS, a foundation incorporated under Dutch law (stichting), having its official seat in Bunnik (the Netherlands), its registered office at Gildenring 74, 3981 JG Bunnik (the Netherlands) and registered in the Commercial Register under number 30215868 (the Foundation); and

(11)     ALLOKSYS LIFE SCIENCES B.V., a private company with limited liability under Dutch law (besloten vennootschap met beperkte aansprakelijkheid), having its official seat in Bunnik (the Netherlands), its registered office at Gildenring 74, 3981 JG Bunnik (the Netherlands) and registered in the Commercial Register under number 30205087 (the Company).

The parties under (1) through (4) to this Agreement are hereinafter jointly referred to as the Depositary Receipt Holders and individually also as a Depositary Receipt Holder; the party under (2) to this Agreement is hereinafter referred to as a Manager; the parties under (1) and (3) through (9) to this Agreement are hereinafter jointly referred to as the Investors and individually also as an Investor; the parties under (5) through (10) to this Agreement hereinafter referred to as the Shareholders and individually also as a Shareholder; the parties under (1) through (11) to this Agreement are hereinafter jointly referred to as the Parties and individually also as a Party.

WHEREAS:

(A)      On March 16th, 2006 the (predecessors of) the Depositary Receipt Holders agreed upon incorporating a corporate structure as shown in Schedule 1, including the incorporation of the Foundation. The incorporation of this corporate structured was completed on June lste, 2006.

(B)      Following the incorporation the Parties agreed to the respective (series of) issuance and transfer of Shares (nominal value € 1.00 per Share) as shown in Schedule 2.

(C)      Following the respective (series of) issuance and transfer as mentioned in Recital (B) the Parties agreed to the transfer and issue Shares (nominal value € 1.00 per Share) as shown in Schedule 3 under ‘4e investeringsronde’, and ‘Overdracht B&P en Egeo aan Allchemix’ in the dark grey coloured columns.

Party (6) will invest a total of € 350,000, Party (7) will invest a total of € 75,000 and Party (8) will invest a total of € 150,000 all in cash for the nominal share values and share percentages as mentioned in Schedule 3. Party (9) will invest € 300,000, of which 100% in kind (deliverance of alkaline phosphatase at a transaction value of £20 per kU GMP’d, representing in total a value of € 300,000 excluding VAT) for the nominal share value and share percentage as mentioned in Schedule 3.

(D)      After these transactions the corporate structure will be as shown in Schedule 3.

(E)       Since the incorporation of the corporate structure, the Company’s Group (as defined below) has been and will continue to be active in the development, production, sale and distribution of pharmaceutical products based upon the intravenous alkaline phosphatase patent [PCT WO 95/05456] (the Patent) owned by PharmAAware IP B.V. (the Business).

(F)       The Patent has been licensed in exclusively through a contract of which a copy is shown in Schedule 6 (including the extension of the first milestone). After finalizing the Share transfer as mentioned in Recital (B) this license agreement has become active (all conditions precedent have been met).

(G)      The Parties have agreed to enter into this Agreement in order to set forth their respective rights and obligations in connection with the Company.

(H)      The Company and the Foundation are parties to this Agreement in order to express their agreement to the contents and its acceptance of the Company’s and the Foundation’s rights and obligations contained therein.

IT IS AGREED as follows:

1.        INTERPRETATION

1.1      Definitions

In this Agreement:

Agreement means this Agreement, including all Schedules thereto, as amended from time to time.

Articles of Association means the articles of association (statuteri) of the Company, in the form of Schedule 4. as amended from time to time.

Bad Leaver has the meaning ascribed to such term in Clause 8.2.

Business has the meaning ascribed to such term in Recital (D).

Business Day means a day (other than Saturday or Sunday) on which banks are open for general business in Utrecht (the Netherlands).

Business Plan means the business plan for the Business for the Company’s Group on a consolidated and Subsidiary basis, for the relevant subsequent financial year and, preferably, for the relevant subsequent 2 (two) financial years, which shall in any event include a profit and loss account, balance sheet, cash flow analysis (broken down by quarter) and capital expenditure budget.

Company’s Group means the Company and all its (in)direct downstream group companies (groepsmaatschappijen) (as defined in Section 2:24b of the Dutch Civil Code) upon Completion.

Completion means the legal incorporation of the corporate structure as shown in Schedule 1.

Completion Date means the date of Completion.

Deed of Adherence means the deed by which a contemplated shareholder or depositary receipt holder of the Company agrees and adheres to the terms and conditions of this Agreement, substantially in the form of Schedule 5.

Delegated Supervisory Director has the meaning ascribed to such term in Clause 5.17.

Depositary Receipt means the embodiment of rights and duties derived from Ordinary Share(s) (certificaat) of a Depositary Receipt Holder towards the Foundation, the Company and third parties, by virtue of the relevant Trust Conditions, the Articles of Association of the Foundation and the law; the term “rights” shall include rights which arise for the Depositary Receipt Holders as the result of an issuance of Ordinary Shares, as the case may be, by the Company to the Foundation, whether by way of distribution on Ordinary Shares which the Foundation holds in trust or otherwise.

Depositary Receipt Holder means each holder of one or more Depositary Receipts. Unless the contrary is apparent, this shall also include as well a person who legally and beneficially (economisch) holds all shares in the capital of a Depositary Receipt Holder.

Dutch Civil Code means the Burgerlijk Wetboek in the Netherlands.

Exit means either a Sale or a Listing.

Fair Market Value has the meaning ascribed to such term in Clause 9.

Financial Year means the financial year (‘boekjaar’) as determined in the Articles of Association.

General Meeting means the general meeting of Shareholders (algemene vergadering van aandeelhouders).

General Meeting of Depositary Receipt Holders means the general meeting of Depositary Receipt Holders (algemene vergadering van certificaathouders).

Good Leaver has the meaning ascribed to such term in Clause 8.3.

Investor has the meaning ascribed to such term above.

License Agreement has the meaning ascribed to such term in Clause 4.5.

Liquidity Event has the meaning ascribed to such term in Clause 12.2.

Listing means the (partial) listing of any Shares or Depositary Receipts on any regulated securities market.

Liquidity Event has the meaning ascribed to such term in Clause 12.2.

Management Board means the management board (statutair bestuur) of the Company, as composed from time to time.

Manager has the meaning as described above.

Managing Director means a member of the Management Board (statutair bestuurder) individually.

Ordinary Shares means all issued and outstanding ordinary shares in the capital of the Company, from time to time.

Personal Holding means a legal entity of which all shares, legally and beneficially (economisch), are held by a Manager or an Investor or by a legal entity that or a person who holds all shares of a Manager or an Investor.

Prognosticated Price has the meaning ascribed to such term in Clause 8.12.

Sale means the sale, other than by means of a Listing, of all or a substantial part of the business or assets directly or indirectly owned by the Company or any member of the Company’s Group, either by way of (i) a sale and transfer of assets and liabilities, or (ii) a sale and transfer of shares (including without limitation the Shares), or (iii) a combination of (i) and (ii).

Shares means all Ordinary Shares jointly, from time to time.

Shareholders means all holders of Shares, from time to time.

Share Premium means any contribution on Shares above the nominal value (agio).

Subsidiary means a downstream subsidiary (dochtermaatschappij) (as defined in Section 2:24a of the Dutch Civil Code) or a(n) (in)direct downstream group company (groepsmaatschappij) (as defined in Section 2:24b of the Dutch Civil Code) of the Company.

Supervisory Director shall mean a member of the Supervisory Board.

Supervisory Board means the supervisory board (‘Raad van Commissarissen’) of the Company from time to time, as described in the Articles of Association.

Trust Conditions has the meaning attributed to such term in Clause 16.

1.2      Construction

(a)       In this Agreement, unless otherwise specified:

(i)        references to a person shall be construed so as to include any individual, firm, company, government, governmental authority, tax inspector, state or agency of a state or any joint venture, association or partnership (whether or not having a separate legal personality);

(ii)       references to a company shall be construed so as to include any company, corporation or other body corporate or other legal entity, wherever and however incorporated or established and any partnership or limited partnership;

(iii)      references to a communication in writing shall be construed so as to include any communication in the written form, whether by letter, fax or e-mail;

(iv)     references to words importing the singular will include the plural and vice versa and references to words importing one gender will include both genders;

(v)      references to Clauses are references to clauses of this Agreement;

(vi)     headings to Clauses and Annexes are for convenience only and do not affect the interpretation of this Agreement;

(vii)    references to a Party to this Agreement shall include the successors and assignees of that Party, as well as (unless the contrary is apparent) all persons who have become a party to this Agreement in accordance with and pursuant to the terms and conditions thereof.

(b)       Where in this Agreement a Dutch legal term is given in brackets after an English term and there is any inconsistency between the Dutch and the English, the meaning of the Dutch legal term shall prevail.

(c)       The Schedules form an integral part of this Agreement and references to this Agreement shall include its Schedules.

2.        SUBSCRIPTION FOR/ISSUANCE OF SHARES

2.1       The Parties 1 to 4 each represent to the other Parties that on the Completion Date each of them held such number of Depositary Receipts and contributed such amounts in respect thereof as set forth in Schedule 1. Today, Parties jointly agreed to the transfers and issuances of Shares and/or Depositary Receipts as mentioned in Recitals (B) and (C).

2.2       Brands will use the proceeds of the transfer of his Shares (5% as referred to in Recital B) in the amount of € 70,000.— immediately after he received such proceeds to fully pay back the loan of € 70,000.— granted to Brands by the Company prior to the date of this Agreement.

2.3       With respect to any issuance or transfer of Shares and/or Depositary Receipts as mentioned in Recitals (B) and (C), to the fullest extent possible under the applicable law, the Parties hereby (i) give their written consent, to the extent required by the Articles of Association, the Trust Conditions and this Agreement, (ii) waive any pre-emptive right which they might otherwise have under the Articles of Association, the Trust Conditions and this Agreement, and (iii) undertake to do all such further acts and execute all such further documents as may reasonably be required (including without limitation to vote in favour of any corporate resolutions required).

3.        STRATEGY AND BUSINESS PLAN

3.1       The Parties hereby agree and acknowledge that they will use best efforts to pursue and effectuate the goals of the Company by implementing a strategy therefore.

3.2       The Parties hereby agree that the Management Board shall make such changes to the internal structure of the Company’s Group as necessary to optimize the (internal) processes of the Company’s Group in a manner which reduces the costs of the Company’s Group and (to the extent possible) structurally improve the value of the Company. Also the Management Board will be primarily responsible for patenting, developing, testing and finalizing the pharmaceutical products for consumer production and consumption purposes. The Investors shall enable the Management Board (to the extent possible) to realise these goals. The latter does not impose any obligation on the Investors and the Manager to invest more money in the Company than what they have committed themselves to invest according to Schedule 3.

3.3       The Parties hereby agree and acknowledge that they will exercise best efforts to make the Business a commercial success. This Clause is not applicable on AM-Pharma.

3.4       A Business Plan shall be annually prepared by the Management Board and submitted to the General Meeting for approval. All Shareholders and Depositary Receipt Holders will receive a copy of the Business Plan a least 2 (two) weeks before approval by the General Meeting. The Business Plan for the financial year 2007 will be finalized before December 2006.

3.5       Starting the annum 2007 the Company shall procure that the Management Board submits the Business Plan for the following financial year of the Company to the General Meeting and all Depositary Receipt Holders at the latest 6 (six) weeks before the commencement of such following financial year.

4.        COMPLETION AND EMPLOYEES

4.1       The transfers and issuances of Shares and/or Depositary Receipts as mentioned in Recitals (B) and (C) shall take place before a civil law notary at the offices of Holtman Begheijn Notarissen in Utrecht (The Netherlands).

4.2       Before execution of the transactions mentioned in Clause 4.1 this Agreement shall be entered into by the Parties. For as far as Parties are not incorporated at that moment, the Agreement will be signed by the respective incorporators on behalf of such Parties and will be ratified (bekrachtigd) by the respective directors of said Parties immediately after incorporation. After its incorporation the Party incorporated will ensure its correct registration at the Chamber of Commerce. As far as Shares shall be transferred, the transfer will include all profits, dividends and other rights that are or might be attached thereto as of Completion.

4.3       The Company undertakes to co-sign any deed of issuance or transfer as mentioned in Recitals (B) and (C) to acknowledge the transfer of the Shares. The civil law notary will provide for the nessecary entry of the transfers and issuances of Shares in the shareholders’ register (‘aandeelhoudersregister’) of the Company, after which all Parties will receive a certified copy, signed by the Management Board.

4.4       The Parties hereby agree and acknowledge that any issuance of Depositary Receipts by the Foundation will only be made with the co-operation (met medewerking van) of the Company as a consequence whereof the Depositary Receipt Holders will have the rights conferred by the Dutch Civil Code to holders of depositary receipts (certificaten van aandelen) issued for shares with the co-operation of a company.

4.5       It is understood between the Parties that the Business involves (multiple) clinical studies regarding the application of Alkaline Phosphatase in humans, starting with “‘a randomized, double-blind, placebo controlled study of biap, an endotoxin detoxificating moiety, in patients undergoing coronary artery bypass grafting with cardiopulmonary bypass”, Protocol Number: appired als001-2005 (‘first field of use’ as defined in the license agreement included as Schedule 6 (hereinafter: License Agreement). If:

a)        this first study has been concluded successfully, meaning the study is fully ready to enter Phase III as described in schedule 2 to the License Agreement, and;

b)        the License Agreement still is in force, and;

c)        the Management Board (with consent of the Supervisory Board) has decided not to pursue an immediate Exit regarding at least the results of this first study as strategy of the Company,

each Shareholder and each Depositary Receipt Holder has the right to evaluate the continuation of his involvement and, if he decides so, each of them has the right to redeem his Shares/Depository Receipts by offering the Shares/Depository Receipts to the Company at the lower of (a) the Fair Market Value of the Shares/Depository Receipts and (b) a pro rata value based on a total share value of € 18,000,000.— (for 100% of the Shares: pro rata the nominal value of the Depositary Receipts/Shares to be transferred to the total nominal value of the Depositary Receipts/Shares issued and outstanding). The conditions (e.g. payment schedule for the purchase price for the Shares/Depository Receipts) for such redemption will under all circumstances convene the Company and in no way threaten the continuity of the Business, the performance of the Business Plan and the strategy of the Company’s Group.

5.        CORPORATE GOVERNANCE OF THE COMPANY

5.1       The Management Board shall consist of a minimum of 2 (two) Managing Directors or, in case a Delegated Supervisory Director has been appointed, a minimum of 1 (one) Managing Director. The board of the Foundation shall consist of a minimum of 2 (two) board members.

5.2       The Company shall be managed by the Management Board which may exercise all the powers of the Company save as otherwise provided pursuant to Dutch law, this Agreement and the Articles of Association.

5.3       The Managing Directors shall be appointed, suspended and dismissed in accordance with the relevant provisions of the Articles of Association, the Trust Conditions and this Agreement.

5.4       The initial Managing Director shall be: Mr. Rudi Brands. The initial Delegated Supervisory Director shall be Mr. Paul Lodewijk Arie Hamm.

5.5       The initial members of the board of the Foundation will be: Mr. Rudi Brands and Mr. Paul Lodewijk Arie Hamm. The board of the Foundation will adopt or reject all relevant proposals by unanimity. If the board cannot reach a unanimous decision concerning a particular proposal, the votes of the General Meeting of Depositary Receipt Holders will serve as tie-breaker concerning this proposal. When the General Meeting of Depositary Receipt Holders serves as tie-breaker regarding decisions of the board of the Foundation, each Depositary Receipt Holder will have 1 vote, regardless the number of Depositary Receipts he holds and a decision will be reached by majority. In case no simple majority is reached, the vote of the major Depositary Receipt Holder will be decisive.

5.6       The General Meeting of Depositary Receipt Holders consist of all Depositary Receipt Holders.

5.7       Any Depositary Receipt Holder shall at all times be entitled to make a proposal to the General Meeting of Depositary Receipt Holders to suspend or dismiss a member of the board of the Foundation and this general meeting shall then exercise a qualified voting procedure with a majority of at least 2/3 (66,667%) concerning such a proposal. If a board member of the Foundation is suspended or dismissed a new board member has to be appointed immediately by the General Meeting of Depositary Receipt Holders, also through a qualified voting procedure with a majority of at least 2/3 (66,667%) concerning such a proposal ..

5.8       The Company shall have a Supervisory Board consisting of at least 3 (three) and a maximum of 5 (five) Supervisory Directors.

5.9       Each of the Parties (5), (6) and (10) shall be entitled to make a proposal in respect of the appointment of one Supervisory Director. All Shareholders agree to vote in a General Meeting or with respect to a shareholders resolution outside a General Meeting according to the proposal made by the Parties (5), (6) and (10).

5.10     The Shareholders agree to suspend or dismiss a Supervisory Director at the request of the Party which has proposed to appoint the respective Supervisory Director.

5.11     If a seat on the Supervisory Board becomes vacant, the Party who has proposed the Supervisory Director who previously occupied this seat is entitled to make another proposal for the relevant seat. Clause 5.9 applies mutatis mutandis.

5.12     The Supervisory Board shall appoint one of the Supervisory Directors as chairman.

5.13     The initial Supervisory Directors shall be the following persons:

A qualified person proposed by AM-Pharma: [to be appointed a.s.a.p.]

A qualified person proposed by Akros: Mr. Jan Vermeiden.

A qualified person proposed by the Foundation: Ir. Paul Lodewijk Arie Hamm.

The Shareholders agree to vote accordingly.

The initial chairman of the Supervisory Board shall be appointed by the Supervisory Board in its first meeting.

AM-Pharma shall have the right, in the absence of its proposal to appoint a member of the Supervisory Board, to appoint an observer to attend all meetings of the Supervisory Board of the Company (the “Observer”). The Observer shall be given at least seven days notice of all board meetings of the Company. The Observer shall have no right to vote or speak at any meeting of the Supervisory Board of the Company.

5.14     It shall be the duty of the Supervisory Board to supervise the Management Board’s management and the general course of affairs of the Company and the business connected with it in accordance with Dutch law. The Supervisory Board shall also advise the Management Board. The Management Board will relay all information it possesses to the Supervisory Board as necessary for the performance of its duties.

5.15     The General Meeting shall determine the remuneration of Supervisory Directors by a resolution to be passed by a supermajority of two thirds (2/3) of the votes cast, representing more than half of the subscribed share capital of the Company. The Company will as soon as practically possible provide for a suitable D&O policy with a coverage up to € 2,500,000.— provided by the Dutch Pool policy (of Bloemers).

5.16     Unless otherwise provided in this Agreement or Dutch law, the Management Board shall obtain the prior written approval of the General Meeting for decisions with respect to any of the following matters (provided that no approval is required if and when any of the following matters is already included in the Business Plan which has been approved in accordance with this Clause 5.16):

(a)       a Sale or Listing;

(b)      changing the accounting policies and/or valuation methods of the Company or any member of the Company’s Group;

(c)       making a proposal for a legal merger (juridische fusie) or a legal demerger ((af)splitsing) within the meaning of Title 7 Book 2 of the Dutch Civil Code;

(d)      entering into any material transaction or agreement that is not covered in the adopted and approved Business Plan and which is outside the ordinary course of business of the Company’s Group;

(e)       entering into agreements, whereby any member of the Company’s Group is granted a bank credit facility, lending and borrowing money in excess of EUR 25,000 (twenty five thousand euro), with the exception of drawing money under a credit facility already approved explicitly;

(f)       long term direct or indirect co-operation which is material to the business of the Company’s Group with another company, entity or person and the termination of such co-operation explicitly;

(g)      direct or indirect participation in the capital of another company (including Subsidiaries) and changing the size of such a participation or granting options on share capital to a third party (whereby it is understood, for the avoidance of doubt, that “third party” does not include companies belonging to the Company’s Group);

(h)      disposing of any material assets of the Company’s Group, terminating the business of the Company’s Group or a substantial (to be determined by the Management Board in consultation with the Shareholders) part thereof, transferring control over (a part of) the Business or filing a bankruptcy petition or a moratorium for the Company or any of it’s Subsidiaries;

(i)        the adoption and/or any amendment of the strategy, the Business Plan or previously approved budgets;

(j)        the acquiring, alienating, encumbering, leasing, letting and in any other way obtaining and giving the use or benefit of registered property;

(k)       the acquiring, alienating, encumbering, (sub)licensing and in any other way obtaining and giving the use or benefit of intellectual property rights;

(l)        the creation of limited rights (beperkte rechten) in respect of legal rights and registered property of the Company;

(m)      the entering into agreements which are material to the business of the Company’s Group and by which the Company or any of its Subsidiaries binds itself as guarantor or as severally liable co-debtor, or otherwise guarantees or agrees to bind itself as security for a debt of a third party (whereby it is understood, for the avoidance of doubt, that “third party” does not include companies belonging to the Company’s Group);

(n)      making settlements that are material to the business of the Company’s Group;

(o)      being a party to legal proceedings which are material to the business of the Company’s Group, including the conducting of arbitration proceedings, with the exception of (i) taking legal measures which cannot be delayed, and (ii) proceedings in which the financial exposure does not exceed a total amount of EUR 20,000 (twenty thousand euro) (cumulative);

(p)      making and changing employment agreements or remunerations related to any Managing Director or any member of the Supervisory Board, as a result of which remuneration is granted or altered;

(q)      not to effect any new, or change any existing bonus schemes, profit-sharing schemes, pension schemes and the like;

(r)       entering into or changing agreements, whereby any member of the Company’s Group is or has been granted a bank credit facility, lending and borrowing money, with the exception of drawing money under a credit facility already approved explicitly;

(s)       entering into or changing agreements with Shareholders, Depositary Receipt Holders or legal entities/persons which have direct or indirect control over a Party to this Agreement;

(t)       assignment or materially changing of any existing arrangement with third parties concerning the Company’s Group environmental obligations and liabilities, including any future cleaning and controlling activities (including but not limited to those related to soil and ground water contamination, non-compliance with any necessary permits or approvals, and clean up costs) and safety investments;

(u)      exercising voting rights at a general meeting of shareholders of Subsidiaries at which any of the matters referred to in this Clause 5.16 (a) through (t) and (v) is dealt with; and

(v)      investments of an amount of more than EUR 25,000 (twenty five thousand euro).

For the purpose of this Clause 5.16, “material” shall mean (i) for an amount of more than EUR 25,000 (twenty five thousand euro), and (ii) any other actions or decisions to be made by the Management Board as may be determined by the Management Board in consultation with the General Meeting.

If a Supervisory Board (Raad van Commissarissen) has been installed the aforementioned in this Clause will be disregarded (and prior written approval of the General Meeting is not needed) for all decisions of the Management Board which, based upon the Articles of Association, need prior approval of the Supervisory Board, unless the Supervisory Board does not come to an decision regarding a specific request for approval (tie-breaker).

5.17     The Supervisory Board may appoint 1 (one) of the Supervisory Directors as Delegated Supervisory Director for a specific period of time. The task and period of delegation of the Delegated Supervisory Director shall be determined by the Supervisory Board by written resolution at the time of the appointment. The initial Delegated Supervisory Director is a Supervisory Director which has the special task to supervise and advise the Management Board on a day-to-day basis, as Supervisory Director. The initial Delegated Supervisory Director will be Paul Lodewijk Arie Hamm. The initial period of delegation will be determined by the Supervisory Board at appointment.

5.18     Each Share and each Depositary Receipt confers the right to cast 1 (one) vote, unless otherwise provided in this Agreement, the Articles of Association, the Trust Conditions or Dutch law. Unless otherwise provided in this Agreement, the Articles of Association, the Trust Conditions or Dutch law, all resolutions of the General Meeting and the General Meeting of Depositary Receipt Holders shall require a simple majority of the votes cast by the Shareholders or the Depositary Receipt Holders present or represented at the meeting.

5.19     The Parties hereby agree to procure that the provisions of Clauses 5.8, 5.15, 5.16, 5.17, 5.18 and 5.19 shall be reflected by corresponding provisions in the Articles of Association and the Trust Conditions.

6.        SALE

6.1       It is the intention of the Parties to effect a Sale within approximately 2 (two) tot 5 (five) years from Completion, subject to the provisions of this Clause 6, and the Parties agree to fully co-operate to the extent required with such Sale.

6.2       If the General Meeting decides to effect a Sale with at least a 3/4 (75%) majority of votes, the Parties shall:

(a)       where the Sale concerns the sale and transfer of all Shares, on the same terms as those resolved upon by the General Meeting, offer forthwith all of their Shares for sale as part of the Sale or, where the Sale only concerns a portion of the Shares, such portion of their Shares corresponding to the portion of the total Shares which the General Meeting decides to offer for sale through the Sale;

(b)      where the Sale concerns the sale and transfer of all or a substantial part of the assets in the Company or a Subsidiary, do all things required or appropriate to effect the Sale in accordance with the terms resolved upon by the General Meeting; and

(c)       if and to the extent reasonably required by the purchaser(s), each Party will make all representations and warranties under a purchase agreement to be entered into with inter alia the purchaser (to the extent then applicable and in conformity with reasonable market practice and taking into account the proceeds each Party will receive as a result of such Sale), it being understood that each of the Parties shall use its best efforts to minimise the representations and warranties to be made pursuant to such Sale.

6.3       With respect to any transfer of Shares contemplated by this Clause 6, the following applies:

(a)       to the fullest extent possible under the applicable law, the Parties (i) give their written consent, to the extent required by the Articles of Association, the Trust Conditions and this Agreement, (ii) waive any right of first refusal which they might otherwise have under the Articles of Association, the Trust Conditions and this Agreement, and (iii) undertake to do all such further acts and execute all such further documents as may reasonably be required;

(b)      such transfer shall be made free from all liens, charges and encumbrances and the relevant Shares shall carry all rights, benefits and advantages attached to them in accordance with the Articles of Association and this Agreement; and

(c)       Parties shall give their approval (goedkeuring) as required by the blocking clause (blokkeringsregeling) of the Articles of Association and the Trust Conditions for any transfer of Shares in accordance with this Agreement.

6.4       This Clause 6 only applies if the counter party of the Sale is truly a third party (meaning that there are no direct or indirect shareholder relations between any of the Parties and the intended buyer of the Shares).

7.        TRANSFER OF SHARES, DRAG ALONG AND TAG ALONG

7.1       A transfer of Shares or Depositary Receipts by any of the Parties shall be made only in accordance with the relevant provisions of the Articles of Association, the Trust Conditions and this Agreement.

7.2       Any transfer, other than pursuant to Clause 6, and issuance of Shares or Depositary Receipts shall be subject to the condition that the acquirer of the relevant Shares or Depositary Receipts (not being a Party) as of the date of transfer respectively issuance becomes a party to this Agreement and is legally bound by the terms thereof, by entering into a Deed of Adherence in the form of Schedule 5. No Party shall effect such transfer respectively issuance unless the condition described above is fulfilled.

7.3       With respect to a transfer of Shares or Depositary Receipts by a Party, the following shall apply: each Party may freely transfer his Shares or Depositary Receipts to a new company (Personal Holding) or a Subsidiary, if the new company is fully controlled by the Party or if the new company is fully controlled by the same persons and/or entities as the Party is and if the economical benefits of the relevant Shares or Depositary Receipts will ultimately continue to concern the same people/entities (no change in ultimate beneficiaries).

7.4       In case a Party transfers (part of) its Shares or Depositary Receipts to his Personal Holding or a Subsidiary, the relevant Party shall remain a party to this Agreement and shall be legally bound by the terms hereof and be liable in the event of a breach of any of it’s or the transferee’s obligations hereunder. Furthermore, Parties agree and acknowledge that any Shares or Depositary Receipts being transferred by a Party to his Personal Holding shall be transferred (back) to the relevant Party or to another Personal Holding of the relevant Party upon the transferee referred to in the first sentence of this Clause 7.4 ceasing to be a Personal Holding of the relevant Party. Any transfer pursuant to this Clause 7.4 shall be notified by the relevant Party to the Management Board and the General Meeting.

7.5       Without the prior written approval of the General Meeting with a 3/4 (75%) majority of votes, a Party shall not during the term of this Agreement:

(a)       sell, dispose of or transfer any of the shares in his own share capital or shares in a Personal Holding, directly nor indirectly, including by means of a statutory merger (juridische fusie) or a statutory demerger ((af)splitsing) within the meaning of Title 7 Book 2 of the Dutch Civil Code;

(b)      create any charges, pledges or any other security right (zekerheidsrecht) with respect to any of the Shares, Depositary Receipts, shares in his own share capital or the shares in such Personal Holding pursuant to which the voting rights attaching to the relevant shares shall not remain with the relevant Party;

(c)       grant any option, right of first refusal or any other right to third parties in respect of any of the shares in his own capital or his shares in such Personal Holding, directly nor indirectly;

(d)      create or issue any depositary receipts (certificaten van aandelen), stock options, convertible securities, pre-emptive rights, subscriptions or warrants with respect to, or privileges or rights to purchase or subscribe for, any of the shares in its own share capital or his shares in such Personal Holding or enter into any agreements by which he is bound to sell any shares in his own share capital, any of his shares in such Personal Holding, or issue any shares in his own share capital or such Personal Holding, directly nor indirectly;

(e)       make any change in his capital structure or the capital structure of such Personal Holding, including issue of shares, redemption or change in the nominal value of the shares, in such manner that he no longer has control of his management board, the management board of such Personal Holding or in such manner that he no longer has control over such Personal Holding;

(f)       change his management structure or the management structure of such Personal Holding or allow his management structure or the management structure of such Personal Holding to be changed in such manner that he no longer has control of the management board of such Personal Holding nor in such manner that he no longer has control over such Personal Holding; and/or

(g)      terminate his business or the business of such Personal Holding or a substantial part thereof, dissolve himself or such Personal Holding or adopt any resolution thereto.

This Cause 7.5 does not apply to AM-Pharma.

7.6       If at any time discussion rises about the applicability of Clause 7.5, this Clause 7.5 has to be interpreted and the discussion has to be settled with the following primary intention of the Parties in mind: The Company is intended as a closed co-operation of a specific group of parties (the Investors and the Managers), in which third parties will only (directly as well as indirectly) get economical or voting access if Parties decide to allow so.

7.7       If at any time the Party (10) intends to transfer all of its Shares to a third party outside the Company’s Group (it being understood that, for the avoidance of doubt, the obligations of the other Depositary Receipt Holders and Shareholders as provided for in this Clause 7.7 do not apply to any transfer of Depositary Receipts or Shares as stipulated in Clause 7.3), the Party (10) shall give notice in writing to the other Depositary Receipt Holders and Shareholders of such intention, specifying (a) the number of the relevant Depositary Receipts and Shares it wishes to transfer, (b) the name of the proposed transferee of the relevant Depositary Receipts/Shares, and (c) the terms and conditions of the disposal. Following such notice, the other Depositary Receipt Holders and Shareholders shall be forthwith obliged to offer and transfer all or proportional part (pro rata the Depositary Receipts to be transferred by the party (10)) of their Depositary Receipts or Shares to the transferees of the relevant Depositary Receipts/Shares on the same terms and conditions for the relevant Depositary Receipts and Shares as specified in such notice if the party (10) requires so.

This drag along right of Clause 7.7 only applies (i) if the counter party of the transfer (the transferee) is truly a third party (meaning that there are no direct or indirect shareholder relations between any of the parties (1) and/or (2) and the intended buyer of the Depositary Receipts/Shares) and (ii) if the intended transfer meets all requirements of the blocking clause (blokkeringsregeling) of the Articles of Association and the Trust Conditions, and (iii) Party (10) owns at least a number of Shares that equals at least 50% and one Share of the issued and outstanding capital of the Company.

7.8       If at any time the Party (10) intends to transfer all or substantially all of its Shares to a third party outside the Company’s Group (it being understood that, for the avoidance of doubt, the obligations of the other Depositary Receipt Holders and Shareholders as provided for in this Clause 7.8 do not apply to any transfer of Depositary Receipts or Shares as stipulated in Clause 7.3), the Party (10) shall give notice in writing to the other Depositary Receipt Holders and Shareholders of such intention, specifying (i) the number of the relevant Depositary Receipts and Shares it wishes to transfer, (ii) the name of the proposed transferee of the relevant Depositary Receipts/Shares, and (iii) the terms and conditions of the disposal. Any of the other Depositary Receipt Holders and Shareholders that wishes to dispose of maximally a proportional part (pro rata the Depositary Receipts to be transferred by the Party (10)) of its Depositary Receipts or Shares on the same terms and conditions as specified in the notice, shall within 20 (twenty) Business Days notify the Party (10) in writing of such wish. The Party (10) shall not dispose of any of its Depositary Receipts and Shares unless it has given such notice and it has procured, on the same terms and conditions as specified in the notice, the disposal of such number of Depositary Receipts/Shares of the other Depositary Receipt Holders and/or Shareholders that have given due notice of their wish to sell and transfer (pro rata their respective holdings of Depositary Receipts) pro rata and alongside the Party (10) to the proposed transferee.

7.9       With respect to any transfer of Depositary Receipts or Shares contemplated by this Clause 7, the following applies:

(a)       to the fullest extent possible under the applicable law, the Parties (i) give their written consent, to the extent required by the Articles of Association, the Trust Conditions and this Agreement, (ii) waive any right of first refusal which they might otherwise have under the Articles of Association, the Trust Conditions and this Agreement, and (iii) undertake to do all such further acts and execute all such further documents as may reasonably be required;

(b)      such transfer shall be made free from all liens, charges and encumbrances and the relevant Depositary Receipts/Shares shall carry all rights, benefits and advantages attached to them in accordance with the Articles of Association, the Trust Conditions and this Agreement; and

(c)       to the fullest extent possible under the applicable law, the Parties in their capacity as Depositary Receipt Holders and Shareholders shall give their approval (goedkeuring) as required by the blocking clause (blokkeringsregeling) of the Articles of

Association and the Trust Conditions for any transfer of Depositary Receipts and/or Shares in accordance with this Agreement.

8.        GOOD LEAVER AND BAD LEAVER

8.1       Each Manager shall be obliged to forthwith upon the occurrence of an event as described in Clauses 8.2 or 8.3 offer all his Shares and Depositary Receipts for sale in accordance with this Clause 8.

8.2       A Manager shall be considered a “Bad Leaver”:

(a)       if the employment or management agreement between the Company or a Subsidiary and the relevant Manager is terminated pursuant to:

(i)        immediate dismissal (ontslag) on the basis of an urgent reason as defined in Section 7:678 of the Dutch Civil Code (including but not limited to wilful misconduct, gross negligence and bad faith) and provided that (1) the relevant Manager does not oppose to the immediate dismissal, and/or (2) the urgent reason has been sanctioned (‘afgewezen’) pursuant to a relevant court that has given a judgment or lawful arbitral award which is not or no longer subject to appeal (in kracht van gewijsde) or a deed of settlement (vaststellingsovereenkomst) or an amicable settlement out of court;

(ii)       termination (opzegging) or non-extension (niet-verlenging) and if the reason for termination or non-extension of the employment or management agreement can be primarily imputed to the relevant Manager, pursuant to a relevant court that has given a judgment or lawful arbitral award which is not or no longer subject to appeal (in kracht van gewijsde) or a deed of settlement (vaststellingsovereenkomst) or an amicable settlement out of court; or

(iii)      Sections 7:685 or 6:265 of the Dutch Civil Code and if the reason for termination of the employment or management agreement can be primarily imputed to the relevant Manager, pursuant to a relevant court that has given a judgment or lawful arbitral award which is not or no longer subject to appeal (in kracht van gewijsde) or a deed of settlement (vaststellingsovereenkomst) or an amicable settlement out of court; or

(b)      upon resignation by the relevant Manager unless on the basis of an urgent reason as defined in Section 7:679 of the Dutch Civil Code (to be determined by a relevant court that has given a judgment or lawful arbitral award which is not or no longer subject to appeal (in kracht van gewijsde), a deed of settlement (vaststellingsovereenkomst), or an amicable settlement out of court); or

(c)       in the event of a material breach of this Agreement (to be determined by a relevant court that has given a judgment or lawful arbitral award which is not or no longer subject to appeal (in kracht van gewijsde), a deed of settlement (vaststellingsovereenkomst), or an amicable settlement out of court) by the relevant Manager, which breach is not remedied within 1 (one) month after the Company has informed the relevant Manager in writing that it is of the opinion that the relevant Manager has performed such material breach.

8.3       A Manager shall be considered a “Good Leaver” if:

(a)       the relevant Manager dies;

(b)      the relevant Manager reaches pensionable age and his employment or management agreement is terminated for this reason;

(c)       the relevant Manager has not been able to perform his duties due to permanent disability or illness, as defined in the law applicable to the employment of the Manager, for a period of 1 (one) year or more;

(d)      the company, with which the relevant Manager has entered into an employment or management agreement, ceases to be a Subsidiary; or

(e)       the employment or management agreement between the Company or a (in)direct Subsidiary and the relevant Manager is terminated for any reason other than mentioned in this Clause 8 or is not extended.

Manager for the purpose of this Clause 8.3 (a), (b) and (c) means the natural person assigned by the Manager to actually manage the Company.

8.4       The General Meeting may with a majority of ¾ of the votes, at its sole discretion, determine that a Bad Leaver shall be regarded and treated as a Good Leaver.

8.5       Upon the occurrence of an event as described in Clauses 8.2 and 8.3 (b) and (e), the relevant Manager shall be obliged to forthwith offer and continue to offer the Depositary Receipts and/or Shares held by him for sale to the Company, provided that the Company shall not be obliged to accept such offer. If and to the extent that such offer is not (fully) accepted by the Company, the relevant Manager shall be authorised to keep (the remainder of) his Depositary Receipts/Shares and shall the provisions of this Agreement continue to apply to the relevant Manager it being understood that the relevant Manager can be obliged at all times by the Company to offer his (relevant) Depositary Receipts/Shares again for sale in accordance with this Clause 8.5 (including, for the avoidance of doubt, Clauses 8.7 and 8.8).

8.6       Upon the occurrence of an event as described in Clauses 8.3(a), (c) or (d) or Clause 8.4, the relevant Manager or his heirs shall be obliged to forthwith offer the Depositary Receipts and/or Shares held by him/them for sale to the Company, and the Company shall be obliged to accept such offer.

8.7       If a Manager, that is at any time obliged to offer and transfer his Depositary Receipts and/or Shares pursuant to this Clause 8, fails to do so and, following notice to that effect given by the Company, fails to remedy such default within a period of 20 (twenty) Business Days, the Company shall have the power and the duty to fulfil said obligations for and on behalf of the relevant Manager. For that purpose, the relevant Manager hereby grants an unconditional (onvoorwaardelijke) and irrevocable (onherroepelijke) power of attorney to the Company. For such length of time as the relevant Manager is in default, the rights attached to his Depositary Receipts and/or Shares (in accordance with the Articles of Association and this Agreement) cannot be exercised and the right to receive payments and distributions attached thereto shall be suspended.

8.8       A Bad Leaver shall forthwith offer all of his Depositary Receipts and Shares for a price (to be paid in cash) equal to the lower of (a) the Fair Market Value, and (b) the cost of acquisition/subscription of such Shares and Depository Receipts.

8.9       A Good Leaver shall forthwith offer all of his Depositary Receipts and Shares for a price (to be paid in cash) equal to the Fair Market Value.

8.10     In the event that a Manager is at any time obliged to offer his Depositary Receipts and/or Shares pursuant to this Clause 8, such Manager shall immediately cease to be a managing director (statutair bestuurder) or member of the Management Board (as the case may be) of any member of the Company’s Group (for the avoidance of doubt including the Foundation). During the period that the relevant Manager is in dispute (in or outside of court) with the Company about the fact whether or not he is obliged to offer his Depositary Receipts and/or Shares, the relevant Manager shall refrain from performing any acts in his capacity as managing director (statutair bestuurder) or member of the Management Board (as the case may be) of any member of the Company’s Group (for the avoidance of doubt including the Foundation).

8.11     All notices and announcements required or permitted pursuant to this Clause 8 shall be given or made by registered mail and in accordance with the clause headed “Notices”.

8.12     All payments to be made pursuant to this Clause 8 shall be made as soon as practically possible. If and when a purchase price to be paid pursuant to this Clause 8 cannot be (fully) determined due to the fact that not all relevant annual accounts are available, (i) an amount of 80% (eighty per cent) of the prognosticated purchase price (to be determined at the sole discretion by the General Meeting, on the basis of the reasonably expected Fair Market Value of the relevant Depositary Receipts and/or Shares if the relevant parties are in the process of determining the Fair Market Value) (the “Prognosticated Price”) shall immediately be paid to the relevant Manager (whereby it is understood that the relevant Manager (or his heirs) shall be obliged to immediately repay the amount by which the Prognosticated Price exceeds the definitive purchase price once determined), and (ii) the difference, if any, between the Prognosticated Price and the definitive price shall immediately be paid once the definitive purchase price has been determined, increased by EURIBOR.

8.13     With respect to any offer and transfer of Depositary Receipts and/or Shares contemplated by this clause 8, the following applies:

(a)       if an offer of Depositary Receipts and/or Shares pursuant to this clause 8 is accepted, then the offeror of the relevant Depositary Receipts and/or Shares shall be obliged to transfer the relevant Depositary Receipts and/or Shares to the acceptor of such offer and the acceptor of such offer shall be obliged to pay the relevant purchase price for the relevant Depositary Receipts and/or Shares;

(b)      to the fullest extent possible under the applicable law, the Parties hereby (i) give their written consent, to the extent required by the Articles of Association, the Trust Conditions (administratievoorwaarden) and this Agreement, (ii) waive any right of first refusal which they might otherwise have under the Articles of Association, the Trust Conditions (administratievoorwaarden) and this Agreement and (iii) undertake to do all such further acts and execute all such further documents as may reasonably be required;

(c)       such transfer shall be made free from all liens, charges and encumbrances and the relevant Depositary Receipts and/or Shares shall carry all rights, benefits and advantages attached to them in accordance with the Articles of Association, the Trust Conditions (administratievoorwaarden) and this Agreement; and

(d)      to the fullest extent possible under the applicable law, the Parties in their capacity as Depositary Receipt Holders/Shareholders shall give their approval (goedkeuring) as required by the blocking clause (blokkeringsregeling) of the Articles of Association and the Trust Conditions (administratievoorwaarden) for any transfer of Depositary Receipts and/or Shares in accordance with this Agreement.

9.                         FAIR MARKET VALUE

9.1                    If the fair market value (vrije marktwaarde) of Shares or Depositary Receipts (the Fair Market Value) has to be determined, such determination shall be by joint agreement between the parties involved, upon notice in writing by the appropriate party to that effect. The parties and any independent expert appointed pursuant to Clause 9.2 shall apply such valuation method which is consistent with the standing practice in relation to the nature of the Business at the relevant date and the relevant particulars, as the parties jointly may deem appropriate.

9.2                    If the relevant parties cannot agree on the Fair Market Value and fail to appoint an independent expert, the Fair Market Value will be determined by an independent expert appointed in accordance with the Articles of Association concerning the right of first refusal. An independent expert will be instructed to determine the Fair Market Value within 30 (thirty) Business Days after its appointment. The relevant parties shall co-operate with each other in good faith (te goeder trouw) to establish a fair procedure and shall provide the independent expert with all information which it reasonably requires, with due observance of Clause 13. The independent expert shall act in accordance with Clause 13. The determination of the Fair Market Value shall be a binding advice (bindend advies) for the purpose thereof (and accordingly, the independent expert shall act as an expert (bindend adviseur), and not as an arbitrator), save in the event of manifest substantial or procedural error. All costs connected with the determination of the price shall be for the joint account of the seller and the purchaser of the relevant Shares or Depositary Receipts.

10.                  REPRESENTATIONS AND WARRANTIES

10.1              Each Party/private company with limited liability under Dutch law hereby represents and warrants (staat er voor in) to the other Parties that it has been or will be duly incorporated and is or will be validly existing. Each Party hereby represents and warrants (staat er voor in) to the other Parties that he is not subject to any insolvency (faillissement), moratorium of payments (surséance van betaling) or dissolution (ontbinding) proceedings, and has full right and authority to consummate the transactions contemplated herein.

10.2              All Parties hereby acknowledge that the representations and warranties set forth in this Agreement are material and that the accuracy of these representations and warranties is essential for the decision of the respective other Parties to enter into this Agreement on the terms contained herein.

10.3              Each Party hereby agrees to hold harmless and fully indemnify any member of the Company’s Group and all other Parties against any wage tax, social security contributions, income tax, interest and penalties in direct connection with the investment in the Company and/or holding Shares/Depositary Receipts.

11.                  CONDUCT OF BUSINESS AND FINANCIAL REPORTING

11.1              The Company hereby procures that the Management Board shall maintain the books of the Company and the Company’s Group in accordance with generally accepted Dutch accounting principles and requirements and such books and records shall accurately reflect the financial position of the Company’s Group in accordance with established financial procedures of recognised international standards.

11.2              The Company hereby procures that the Management Board shall prepare and deliver to the General Meeting every 3 (three) months management, operating and financial reports within 1 (one) month from the end of each series of 3 (three) months, starting in July 2006 over the second quarter of 2006.

11.3              The Company hereby procures that the Management Board shall meet with the General Meeting at least on a quarterly basis or as often as the Parties may deem necessary.

11.4              The Company hereby procures that the Management Board shall submit the relevant Business Plan to the members of the General Meeting at the latest 6 (six) weeks before the commencement of any financial year of the Company in the form required by the General Meeting.

11.5              The Company hereby procures that within one calendar quarter after the end of each financial year during the term of this Agreement, the external statutory accountant (registeraccountant) or accountants’ firm of the Company appointed by the General Meeting shall have completed the audit of the books and records of the Company’s Group and the Company shall provide the Shareholders and the Depositary Receipt Holders with a financial report for the Company’s Group, both individually and on a consolidated basis, in accordance with generally accepted accounting principles.

11.6              At all times the Shareholders and the Depositary Receipt Holders shall during working hours (i) have access to the premises of the Company’s Group, and (ii) be entitled to check the books of the Company’s Group.

12.                  DIVIDEND POLICY, PAYMENTS, DISTRIBUTIONS AND LIQUIDATION PREFERENCE

12.1              Out of the profits of the Company earned in the preceding financial year it is aimed to pay dividends to its Shareholders/Depositary Receipt Holders, in accordance with the Articles of Association and this Agreement, if and to the extent (i) such payment is permitted under the terms of any applicable financing documents, and (ii) such payment is permitted under the accepted budgets and the accepted strategy.

12.2              In the event of:

(a)                    the liquidation of the Company;

(b)                   the dissolution of the Company;

(c)                    the winding-up of the Company;

(d)                   the sale of all or substantially all of the Company’s assets;

(e)                    a legal merger (juridische fusie) of the Company (not being such a merger whereby no cash payments are involved, other than for the purpose of rounding off differences in respect of the exchange ratio applicable to such merger, with a company which shares are not listed on a recognised stock exchange) with any other company;

(f)                      any other distribution of free distributable reserves (vrij uitkeerbare reserves);

(g)                   an Exit; or

(h)                   any dividend payment or other distribution made by the Company,

(any such event hereinafter a “Liquidity Event”), the Parties shall, irrespective of the liquidation distribution provisions provided for in the Articles of Association, allocate and distribute all proceeds of such Liquidity Event, be it cash, stock or surplus assets, as follows amongst the Shareholders in the following order of priority:

(i)                        firstly: all outstanding amounts (including interest accrued thereon and penalties thereunder) under any third party debt of the Company will be (re)paid;

(ii)                     secondly: all outstanding amounts (including accrued non-paid return in respect thereof) under any towards Parties will be (re)paid; and

(iii)                  finally: the remaining proceeds to the holders of the Shares (and, indirectly, Depositary Receipts) in proportion to the aggregate nominal value of Shares (and, indirectly, Depositary Receipts) held by each of them.

13.                  CONFIDENTIALITY

13.1              Without the prior written approval of the General Meeting, the Parties shall not during this Agreement nor for an indefinite period of time after termination of this Agreement, and shall procure that neither their employees nor their advisers shall during the same period, make any announcement concerning the contends of this Agreement, the Schedules thereto and/or the transactions contemplated by this Agreement. The approval shall not unreasonably be withheld.

13.2              Parties shall not during this Agreement nor for an indefinite period of time after termination of this Agreement, and shall procure that neither their employees not their advisers shall during the same period, disclose or use any business information regarding the business of the Company’s Group (the Business) for any purpose or to any company of which the core activity is similar to the Business, except:

(a)                    with the prior written consent of the General Meeting, which shall not unreasonably be withheld;

(b)                   to the extent required by law or any competent authority;

(c)                    to their professional advisers under conditions of confidentiality and only to the extent necessary for any purpose of the Company’s Group; and

(d)                   to the extent that such information is at the Completion Date or thereafter becomes public knowledge otherwise than through improper disclosures by any person.

13.3              The Parties shall use reasonable efforts to ensure that the Managing Directors, the Management Board, other employees and the Shareholders and Depositary Receipt Holders shall (also) duly observe the provisions of this Clause 13.

13.4              For the avoidance of doubt it is stated that in the situation where any (former) Shareholder or Depositary Receipt Holder is no longer a Party to this Agreement, the obligations set out in Clauses 13.1 through 13.3 will continue to apply to such (former) Shareholder or Depositary Receipt Holder for an indefinite period of time after the date such (former) Shareholder or Depositary Receipt Holder has ceased to be a Party to this Agreement.

14.                  NON-COMPETITION

14.1              Unless otherwise agreed in writing between the Parties, each Party covenants with all other Parties for himself and for the benefit of each company belonging to the Company’s Group that, without the prior written approval of the General Meeting, he shall not, for as long as he is a party by this Agreement (unless the involvement within this Agreement is terminated due to the fact that the company with which the relevant Party has entered into an employment or management agreement ceases to be a Subsidiary) and for a period of 2 (two) years thereafter:

(a)                    be concerned in any business carrying on business which, in the geographic areas where the Company’s Group has distribution channels, a branch office or a Subsidiary, is competitive with any of the businesses in the field of the Business, except for concerns already existing on the Completion Date;

(b)                   except on behalf of any company belonging to the Company’s Group, canvass or solicit orders for goods of a similar type to those being manufactured or dealt in or for services similar to those being provided by any company belonging to the Company’s Group in the field of the Business from any person who is at the date of the Exit or has been at any time within 1 (one) year prior to the date of the Exit a customer of any company belonging to the Company’s Group; or

(c)                    induce or attempt to induce any managing director or employee of any company belonging to the Company’s Group to leave the employment of that company, except (which exception does only apply in the situation that such inducement or attempt is made by a Manager during the period he is employed by the Company’s Group) if it is in the interest of the Company’s Group.

14.2              For the purpose of this Clause 14 but except if it relates to a financial interest in a company of which shares are admitted to public trading representing not more than 5% (five per cent) of the share capital of a company:

(a)                    a Party, directly or indirectly, is concerned in a business if it carries it on as a shareholder, principal or agent or if it is a partner, director, employee, secondee, consultant or agent in, of or to any person who carries on the business; or it has any direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business; or it is a partner, director, employee, secondee, consultant or agent in, of or to any person who has a direct or indirect financial interest (as shareholder or otherwise) in any person who carried on the business; and

(b)                   references to a company belonging to the Company’s Group will include its successors in business.

14.3              In the event of a breach of the obligations of a (former) Party under this Clause 14, the Company shall forthwith notify the relevant (former) Party in breach to remedy such breach within a reasonable period of time but no longer than 6 (six) Business Days, notwithstanding the fact that in the event the relevant (former) Party does not remedy such breach in time he shall as of the date of notification of such breach, and pay to the Company or, at the Company’s sole option, to a company belonging to the Company’s Group, the sum of EUR 50,000 (fifty thousand euro) for each breach and, in addition, the sum of EUR 5,000 (five thousand euro) for each day that the (former) Party continues to be in breach, without the need to serve notice on the (former) Party or the need of a court order and without prejudice to any right of the Company or any company belonging to the Company’s Group to recover damages in excess of the amounts specified in this Clause 14.3. The Parties acknowledge the importance of the non competition obligations in this Clause 14 for the Company.

14.4              The Clauses 14.1 up to and including 14.3 shall not apply to LIOF and AM-Pharma. Notwithstanding the first sentence of this Clause 14.34, Clause 14.1 (c) does apply to LIOF and AM-Pharma.

15.                  NOTICES

15.1              Any notice or other communications required or permitted under this Agreement, shall be sufficiently given if in writing and personally delivered or sent by airmail, postage prepaid, or by international air courier, or by telex or fax addressed as follows or to such other address as the Parties shall have given notice of pursuant to this Clause 15.1:

If to Allchemix:
Amersfoortsestraat 65, 3769 AE Soesterberg (The Netherlands)
Fax: 0031 (0)346 350489

If to Brands:
Gildenring 74, 3981 JG Bunnik (the Netherlands)
Fax: 0031 (0)30 2535077

If to Seinen:
Van der Goesstraat 34, 3521 TL Utrecht (the Netherlands)

If to Boes:
Stationsstraat 85, 3620 Lanaken (Belgium)
Fax: 0032 (0)89 712218

If to AM-Pharma:
Rumpsterweg 6, 3981 AK Bunnik (The Netherlands)
Fax: 0031 (0)30 2289220

If to Akros:
Zuideinde 91, 1843 JM Grootschermer

If to Van Duikeren:
Hazenhoeve 70, 6721 LB Bennekom (The Netherlands)
Fax: 0031 (0)318 478290

If to Runneboom:
Azabu-1, Dai-Ichi Mansions #514, 4-2-50 Roppongi, Minato-ku, Tokyo 106-0032 (Japan)

If to Theratase:
Trafalgar House, 11/12 Waterloo Place, London, SW1Y 4AU (United Kingdom)

If to the Management Board, the Foundation or the Company:
Gildenring 74, 3981 JG Bunnik (the Netherlands)
Fax: 0031 (0)30 2535077

15.2              Any notice or document shall be deemed to be given:

(a)                    if delivered in person, at the time of delivery; or

(b)                   if sent by post, at 10:00 a.m. on the second Business Day after it was put into the post, if sent within the jurisdiction, or at 10:00 a.m. (local time at the place of destination) on the fifth Business Day after it was put into the post, if sent by airmail; or

(c)                    if sent by fax, at the expiration of two hours after the time of despatch, if despatched before 3:00 p.m. (local time at the place of destination) on any Business Day, and in any other case at 10:00 a.m. (local time at the place of destination) on the next Business Day following the date of despatch.

15.3              In proving service of a notice or document it shall be sufficient to prove that the envelope containing the notice or communication was sent by registered (aangetekend) mail or against confirmation of receipt (met bewijs van ontvangsi) or that the fax was properly addressed and sent.

15.4              The Parties agree that the provisions of this Clause 15 shall not apply to the service of any dagvaarding, summons, order, judgement or other document relating to or in connection with any legal proceedings.

16.                  ARTICLES OF ASSOCIATION, TRUST CONDITIONS AND THIS AGREEMENT

The Parties agree that the Articles of Association and the Trust Conditions (administratievoorwaarden) of the Foundation, including their respective rights and obligations thereunder, shall at any time be interpreted and construed in accordance with the provisions of this Agreement. If there is a conflict between a provision of this Agreement and a provision of the Articles of Association or the Trust Conditions, the Parties agree to reconcile the same so as to give maximum effect to the provisions and purpose of this Agreement and shall in such event, at the first request of a Party, discuss the amendment of the Articles of Association or the Trust Conditions if necessary or suitable to the full implementation of the Agreement in all respects.

The Articles of Association can only be amended if the General Meeting approves of such amendments with a majority of ¾ (75%) of the votes cast in a meeting in which all Shareholders are present or are represented.

17.                  TERMINATION OF THIS AGREEMENT

17.1              This Agreement shall terminate in respect of (i) a Depositary Receipt Holder, upon that Depositary Receipt Holder ceasing to hold any Depositary Receipts, (ii) a Shareholder, upon that Shareholder ceasing to hold any Shares, and (iii) in respect of all Parties, upon the occurrence of an Exit.

17.2              Termination of this Agreement, on whatever ground, shall be without prejudice to any rights or obligations which shall have accrued prior to such termination and shall not destroy or diminish the binding force or effect of any of the provisions of this Agreement which are provided to come into force on, or to continue in force after, such termination.

18.                  GENERAL

18.1              None of the rights or obligations under this Agreement may be assigned or transferred, in whole or in part, without the prior written consent of all the Parties.

18.2              This Agreement may only be amended, supplemented or changed by an instrument in writing signed by all Parties.

18.3              Except as expressly stated in this Agreement, a person who is not a “Party” (for the sake of clarity, all Parties are mentioned under the header of this Agreement or may have become a “Party” pursuant to the provisions of this Agreement) may not enforce any rights pursuant to Sections 6:253 and 6:254, paragraph 2, of the Dutch Civil Code. If a person who is not a “Party” wishes to enforce any right deriving from this Agreement, the Parties shall at all times have the right to and may at all times agree to revoke or limit such third party stipulation. In the event any third party stipulation (derdenbeding) is accepted by a third party, such third party shall not become a party to this Agreement.

18.4              Unless explicitly stated otherwise in this Agreement, the Parties waive their rights, if any, to annul, (partly) rescind, (partly) dissolve (ontbinden) or cancel this Agreement, or to request annulment, (partial) rescission, (partial) dissolution (ontbinding) or cancellation of this Agreement after Completion on the basis of Section 6:228 or Section 6:265 of the Dutch Civil Code.

18.5              No omission or delay on the part of either Party in exercising its rights under this Agreement or in requiring due and proper fulfilment by the other Party as set forth in this Agreement shall be deemed to constitute a waiver and no waiver by either Party of any breach or default by the other Party shall operate as a waiver of any succeeding breach or other default or breach by such other Party.

18.6              Each Party confirms that with respect to his investment decision it has made its own independent investigation and assessment of the financial and commercial condition of the Company and its Subsidiaries and their respective businesses, and that it has not in any manner relied upon any information provided to it by the other Parties in connection therewith.

18.7              If any Party is obliged to pay a certain sum of money to another Party pursuant to the provisions of this Agreement, and such sum is not paid on the due date of payment, interest shall accrue and be due and payable by the defaulting Party as of the due date of payment until settlement thereof in full to the Party to whom payment must be made, at a rate equal to the Dutch statutory rate, without notice being required to be given to the defaulting Party in respect thereof by the Party to whom payment must be made.

18.8              A Party shall be liable for any and all obligations of his Personal Holding (if any) under this Agreement. All rights and obligations of a Party under this Agreement shall mutatis mutandis also (i) apply to his Personal Holding (and its successors and assignees), and (ii) his successors and assignees.

18.9              This Agreement and the documents referred to therein contain the entire understanding between the Parties relating to (i) the transactions contemplated, and supersedes all previous agreements between the Parties relating to these transactions, and (ii) their respective rights and obligations in connection with the Company.

18.10        If any provision of this Agreement shall be held by any court of competent jurisdiction or arbitral tribunal to be illegal, void or unenforceable (i) such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement, and (ii) the Parties shall commit themselves to replace the non-binding and/or non-enforceable provisions by provisions that are binding and enforceable and differ as little as possible - taking into account the object and purpose of this Agreement - from the non-binding and/or non- enforceable provisions.

18.11        The Parties shall do all such further acts and execute all such further documents as shall in the reasonable opinion of the Parties be necessary to fully effect the transactions contemplated by this Agreement.

18.12        This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

19.                  COSTS

All external out-of-pocket costs incurred in connection with the drafting and negotiating of this Agreement and all ancillary documents thereto shall be for the account of the Company. Besides the aforementioned costs, each Party will bear its own costs.

20.                  GOVERNING LAW AND JURISDICTION

20.1              This Agreement shall be governed by and construed in accordance with the laws of the Netherlands.

20.2              Any dispute arising from or connected with this are subject to the exclusive jurisdiction of the competent court in Utrecht (the Netherlands).

THUS this Agreement has been executed by the Parties in Utrecht on the date first above written.

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FOLLOW)

SIGNATORIES

1. Allchemix Invest B.V.	2. Brands Beheer Bunnik B.V.

By:P.L.A. Hamm	By:R. Brands

3. W. Seinen	4. E.M.J.E.A. Boes

5. AM-Pharma Holding B.V.	6. Akros Investements B.V.

By:Mr. P. Verwayen	By:J. Verheij Beheer B.V. (S. Bolier)

7. E.N.F. van Duikeren	8. T. Runneboom

9. Theratese plc		10. Stichting Administratiekan-

By:	Mr John C. Chesham	toor Alloksys

By: P.L.A. Hamm

(10.)	11. Alloksys Life Sciences B.V.

By:R. Brands	By: R. Brands

SCHEDULE 1

SCHEDULE 2

SCHEDULE 3

SCHEDULE 4

SCHEDULE 5

SCHEDULE 6